Exhibit 10.1
Pioneer Natural Resources Company
5205 N. O’Connor Blvd.
Suite 200
Dallas, Texas 75039
March 18, 2009
Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
Re: Letter Agreement
Ladies and Gentlemen:
          This letter agreement confirms the understanding and agreement between Pioneer Natural Resources Company, a Delaware corporation (the “Company”), on the one hand, and Southeastern Asset Management, Inc. (“Southeastern”), on the other hand, as follows:
          1. Board Matters.
          a. Appointment of Southeastern Nominees. As soon as reasonably practicable, the Company agrees to appoint or nominate for election by its stockholders three persons recommended by Southeastern (once appointed, the “Board Designees”) to the Company’s Board of Directors (the “Board”) for terms expiring at the Company’s 2012 Annual Meeting of Stockholders; provided, however, that no such nominations or appointments shall be required unless each such nominee for Board Designee shall (i) be qualified and suitable to serve as a member of the Board under all applicable corporate governance policies or guidelines of the Company and the Board and applicable legal, regulatory and stock market requirements, (ii) meet the independence requirements of the rules and regulations of the New York Stock Exchange, unless otherwise waived by the Company, and (iii) be acceptable to the Board (including the Nominating and Corporate Governance Committee of the Board), with the determination of acceptability not to be unreasonably withheld. Southeastern will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s qualification and suitability for service as provided in the prior sentence and the nominee’s independence status under various requirements and institutional investor guidelines, as well as information necessary to determine any disclosure obligations of the Company) as the Board or its Nominating and Corporate Governance Committee may reasonably request. Each Board Designee shall be subject to the obligations (including, without limitation, regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure), policies and requirements applicable to the Company and its Board, including without limitation the Corporate Governance Guidelines and other governance instruments of the Board, the Company’s Policy on Insider Trading, and the Company’s Code of Business Conduct and Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board. The Company shall indemnify the Board Designees and provide the Board Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the members of the Board pursuant to its organizational documents, applicable law or otherwise. The parties agree to use reasonable efforts to complete the process of naming, review, nomination and election (or, if applicable, appointment) of the

Board Designees on or before the later of (i) June 1, 2009, or (ii) the date of the Company’s 2009 Annual Meeting of Stockholders (to the extent it is rescheduled to occur no later than June 30, 2009).
          b. Director Resignations. Four of the Company’s current directors shall resign from the Board on the following basis: (i) on or before the election or appointment of each of the Board Designees to the Board, one of the Company’s current directors shall resign; and (ii) on or before the election or appointment of the third Board Designee to the Board, the fourth current director shall resign.
          c. 2009 Annual Meeting. Southeastern will, and will cause each of its affiliates to, cause all shares of Common Stock reported as beneficially owned by Southeastern and its affiliates to be voted at the Company’s 2009 Annual Meeting of Stockholders “FOR” the following:
i.	The election of the persons named in the Company’s proxy statement as the Board’s nominees for election as Class III directors.

ii.	An amendment to the Company’s 2006 Long-Term Incentive Plan to increase the number of shares authorized for issuance thereunder; provided that the additional number of shares to be available for grant under the plan as a result of the amendment does not exceed four percent (4%) of the total number of shares of the Company’s common stock presently outstanding.
          d. Ownership by Southeastern. Southeastern (i) represents and warrants that it and its affiliates beneficially own in the aggregate 22,854,957 shares of the Company’s Common Stock and (ii) agrees that Southeastern and its affiliates shall retain beneficial ownership of such shares for a period at least through the date of the election or appointment of all three of the Board Designees to the Board to the extent it is within the investment discretion of Southeastern and its affiliates to do so.
          2. Insider Trading. Southeastern hereby acknowledges that it and its affiliates are aware that the United States securities laws prohibit, among other things, any person who has obtained from the Company or any of its agents material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities. Southeastern hereby agrees to comply with such laws.
          3. Public Disclosure. Promptly after execution of this letter agreement, the Company shall issue a press release concerning the subject matter of this letter agreement in a form mutually agreeable to the parties. All statements regarding Southeastern (or attributed to Southeastern or its employees) in such press release must be approved in advance by Southeastern.
          4. Entire Agreement. This letter agreement contains the entire agreement between and among the parties concerning the subject matter of this letter agreement and supersedes all prior agreements and understandings with respect to such subject matter.
          5. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          6. Assignment. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees. This letter agreement may not be assigned by the Company without the consent or other approval of Southeastern. This letter agreement may not be assigned by Southeastern without the prior written consent of the Company.

          7. Amendment. Except as expressly provided herein, neither this letter agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.
          8. Notices. All notices and other communications pursuant to this letter agreement shall be in writing and shall be delivered personally, sent by facsimile (with receipt confirmed), sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):
If to the Company:
Pioneer Natural Resources Company
5205 N. O’Connor Blvd.
Suite 200
Dallas, Texas 75039
Attention: Mark S. Berg
Executive Vice President and General Counsel
Telephone: (972) 969-4090
Facsimile: (927) 969-3584
If to Southeastern:
Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
Attention: Andrew R. McCarroll
Vice President & General Counsel
Telephone: (901) 761-2474
Facsimile: (901) 260-0885
Each such notice or other communication shall for all purposes of this letter agreement be treated as effective or having been given: (i) if delivered personally, when delivered, (ii) if sent by facsimile, upon confirmation of facsimile transfer, (iii) if sent by nationally-recognized overnight courier, on the first business day after the business day on which the same has been deposited with such overnight courier, or (iv) if sent by registered or certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.
          9. Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this letter agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Southeastern shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this letter agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.
          10. Facsimile; Counterparts. This letter agreement may be executed by facsimile and in two or more counterparts, each of which may be executed by fewer than all of the parties hereto, each of which shall be fully enforceable against each of the other parties hereto actually executing such counterparts, and all of which together shall constitute one and the same instrument, enforceable against all of the parties hereto.
          11. Severability. In the event that any term or provision of this letter agreement shall become, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said term or provision as close as possible to the intent of the parties hereto.
          IN WITNESS WHEREOF, each of the parties hereto has executed this letter agreement as of the date first written above.

PIONEER NATURAL RESOURCES COMPANY
By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

SOUTHEASTERN ASSET MANAGEMENT, INC.
By:	/s/ Andrew R. McCarroll
Title:	Andrew R. McCarroll
Name:	Vice President and General Counsel